EXHIBIT 99.1
NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc. Patty Eisenhaur (862) 261-8141 Charlie Mayr (862) 261-8030
Watson Second Quarter 2011 Net Revenue Exceeds $1 Billion; Non-GAAP EPS of $1.01
- 24% Increase in Net Revenue and Non-GAAP Net Income -
- 17% Increase in Adjusted EBITDA -
- Company Increases Full Year 2011 Revenue and Earnings Forecast -
PARSIPPANY, NJ — July 26, 2011 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue of $1.1 billion for the second quarter ended June 30, 2011, an increase of 24 percent when compared to $875.3 million in the second quarter 2010. On a non-GAAP basis, net income for the second quarter 2011 increased 24 percent to $127.9 million or $1.01 per share, compared to $102.8 million or $0.83 per share in the second quarter 2010. GAAP diluted earnings per share for the second quarter 2011 were $0.42, compared to $0.57 in the prior year period. Watson’s results for the second quarter include the results of Specifar Pharmaceuticals since its acquisition on May 25, 2011. Refer to the attached reconciliation tables for adjustments to GAAP earnings.
For the second quarter 2011, adjusted EBITDA increased 17 percent to $243.3 million, compared to $207.4 million for the second quarter 2010. Cash and marketable securities were $234.0 million as of June 30, 2011.
“Our record $1 billion in net revenues in the second quarter demonstrates the strength of our combined Global Generics and Global Brands strategies. Our May 2nd launch of methylphenidate ER added significant additional earnings power to our strong, sustained release base business and, combined with the expansion of our international generics business, delivered 39 percent growth in Global Generics net revenues. Net revenue growth of 9 percent in our Global Brands business, powered by the addition of new products including Crinone® and Generess™ Fe and increased sales of RAPAFLO®, demonstrated that this segment of our business continues to execute on its 2011 plan,” said Paul Bisaro, President and CEO.
“We continued to invest in the growth of our Global Generics business, increasing our R&D investment by 31 percent in the quarter, as well as in our Global Brands business, with R&D spending up 29 percent. We also announced our acquisition of Specifar Pharmaceuticals, which brings not only additional earnings contribution, but also an expanded international platform for generic growth opportunities. In our Brand business, we announced an anticipated FDA action date for PROCHIEVE®, and shortly after the end of the quarter, entered into an exclusive licensing agreement with Antares Pharma, Inc. for a product that, if approved, will expand our position in the over-active bladder (OAB) market segment.”
“We concluded the quarter with $245.0 million in borrowing capacity available on our revolving credit facility and our debt to adjusted EBITDA ratio remains favorable at 1.4x, affording us the ability to continue to pursue opportunities to expand Watson’s businesses,” concluded Bisaro.
Business Segment Results

Global Generics Segment Information

(Unaudited; $ in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Product sales	$781.5	$560.8	$1,366.5	$1,094.9
Other revenue	10.9	10.2	26.0	19.9

Net revenue	792.4	571.0	1,392.5	1,114.8
Operating expenses:
Cost of sales	439.1	305.9	728.2	593.4
Research and development	58.3	44.6	112.7	86.8
Selling and marketing	37.7	27.5	68.3	54.4

Segment contribution	$257.3	$193.0	$483.3	$380.2

Segment margin	32.5%	33.8%	34.7%	34.1%

Adjusted gross profit (1)	$357.9	$277.3	$664.9	$550.4
Adjusted gross margin	45.2%	48.6%	48.0%	49.4%

(1) Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business combination	$—	$—	$(7.4)	$—
Operational Excellence Initiative	1.9	12.2	5.3	17.2
Purchase accounting adjustments	2.7	—	2.7	11.8
Global Generics net revenue for the second quarter 2011 increased 39 percent to $792.4 million due to increased sales of extended-release products, primarily as a result of the launch of methylphenidate ER during the quarter. Extended release product sales were $380.1 million, up 138 percent from the second quarter 2010 as a result of the launch of methylphenidate ER and higher sales of metoprolol succinate ER. Second quarter international net revenue was $119.2 million, up eight percent from the second quarter 2010, as a result of the addition of Specifar Pharmaceuticals in May.
Global Generics adjusted gross margin decreased 3.4 percentage points to 45.2 percent in the second quarter 2011. Adjusted Global Generics gross margin was negatively impacted by the launch of methylphenidate ER.
Global Generics R&D investment for second quarter 2011 increased 31 percent to $58.3 million, primarily due to increased clinical study costs and increased investment in international R&D. Six new products were launched in the U.S. and we had seven new patent challenges during the quarter.

Global Brands Segment Information

(Unaudited; $ in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Product sales	$92.0	$76.9	$172.3	$149.3
Other revenue	20.9	26.6	37.5	45.5

Net revenue	112.9	103.5	209.8	194.8
Operating expenses:
Cost of sales	25.1	23.6	42.9	48.3
Research and development	22.2	17.2	42.1	34.5
Selling and marketing	44.8	35.4	81.3	67.9

Segment contribution	$20.8	$27.3	$43.5	$44.1

Segment margin	18.4%	26.4%	20.7%	22.6%

Gross profit	$87.8	$79.9	$166.9	$146.5
Gross margin	77.8%	77.2%	79.6%	75.2%
Global Brands net revenue increased nine percent to $112.9 million in the second quarter 2011 as a result of the addition of new products including Crinone®, Generess™ Fe and Nulecit™ and increased sales of RAPAFLO®. Global Brands other revenue decreased $5.7 million to $20.9 million. Other revenue in the second quarter of 2010 was favorably impacted by the out-licensing of two legacy brand products.
Gross margin for the Global Brands segment increased 0.6 percentage points to 77.8 percent.
Global Brands R&D investment increased 29 percent to $22.2 million in the second quarter 2011 as a result of increased biosimilar R&D investment, clinical study and other costs. Global Brands announced the submission of a New Drug Application (NDA) for PROCHIEVE® with expected FDA action in February of 2012, launched a new oral contraceptive GeneressTM Fe and announced new research for RAPAFLO®, highlighting its ability to reduce symptoms of moderate to severe chronic prostatitis/chronic pelvic pain syndrome (CP/CPPS), potentially expanding the reach for this important product. Following the close of the quarter, the group also announced an exclusive licensing agreement with Antares Pharma, Inc. to commercialize its topical oxybutynin gel product in the U.S. and Canada.

Distribution Segment Information

(Unaudited; $ in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net revenue	$176.4	$200.8	$355.9	$422.2
Operating expenses:
Cost of sales	149.2	168.5	297.9	361.0
Selling and marketing	19.6	17.8	38.0	36.0

Segment contribution	$7.6	$14.5	$20.0	$25.2

Segment margin	4.3%	7.2%	5.6%	6.0%

Gross profit	$27.2	$32.3	$58.0	$61.2
Gross margin	15.4%	16.1%	16.3%	14.5%
Distribution segment net revenue for the second quarter 2011 decreased 12 percent to $176.4 million, due to fewer third-party product launches in the quarter. Distribution revenue consists only of sales of third-party products.
Distribution segment gross margin was 15.4 percent in the second quarter 2011.
Other Operating Expenses
Consolidated general and administrative expenses were $85.4 million in the second quarter 2011, an increase of $9.5 million from the second quarter 2010, which includes $ 6.0 million in costs associated with the acquisition of Specifar. Amortization expense for the second quarter 2011 was $74.6 million, compared to $43.1 million in second quarter 2010, reflecting higher amortization rates in our international business and accelerated amortization of Nulecit™ product rights due to market conditions.
2011 Financial Outlook
Watson’s estimates are based on actual results for the second quarter 2011 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
— Watson estimates total net revenue for the full year ended December 31, 2011 at approximately $4.5 billion.

— Total Global Generic segment revenue between $3.1 and $3.3 billion
— Total Global Brand segment revenue of approximately $445 and $465 million
— Total Distribution segment revenue between $770 and $800 million
— Adjusted EBITDA between $1.025 billion and $1.075 billion
— Non-GAAP earnings per share between $4.25 and $4.50.
Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss second quarter 2011 results, the outlook for the remainder of the year and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 79602222. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Daylight Time, August 9, 2011. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; timely and successful consummation of strategic transactions; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the acquisition of Specifar Pharmaceuticals; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; fluctuations in foreign currency exchange rates; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the period ended December 31, 2010 and Watson’s quarterly report on Form 10-Q for the period ended March 31, 2011. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2011 and 2010:
Table 1
WATSON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net revenues	$1,081.7	$875.3	$1,958.2	$1,731.8

Operating expenses:
Cost of sales (excludes amortization, presented below)	613.4	498.0	1,069.0	1,002.7
Research and development	80.5	61.8	154.8	121.3
Selling, general and administrative	187.5	156.6	352.3	308.6
Amortization	74.6	43.1	131.2	82.1
Loss on asset sales and impairments	7.4	0.1	21.8	1.1

Total operating expenses	963.4	759.6	1,729.1	1,515.8

Operating income	118.3	115.7	229.1	216.0

Non-operating income (expense):
Interest income	0.5	0.3	1.3	0.7
Interest expense	(22.9)	(20.0)	(44.7)	(40.3)
Other income	(0.3)	2.5	(4.0)	28.6

Total other income (expense), net	(22.7)	(17.2)	(47.4)	(11.0)

Income before income taxes and noncontrolling interest	95.6	98.5	181.7	205.0
Provision for income taxes	43.2	27.9	84.5	64.6

Net income	52.4	70.6	97.2	140.4
Loss attributable to noncontrolling interest	0.3	—	0.8	—

Net income attributable to common shareholders	$52.7	$70.6	$98.0	$140.4

Earnings per share:
Basic	$0.42	$0.58	$0.79	$1.15

Diluted	$0.42	$0.57	$0.78	$1.14

Weighted average shares outstanding:
Basic	124.5	122.3	124.1	122.0

Diluted	126.4	124.0	126.1	123.7

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010:
Table 2
WATSON PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$225.1	$282.8
Marketable securities	8.9	11.1
Accounts receivable, net	824.3	560.9
Inventories, net	627.8	631.0
Other current assets	319.3	313.6
Property and equipment, net	690.0	642.3
Investments and other assets	249.6	225.5
Product rights and other intangibles, net	1,975.4	1,632.0
Goodwill	1,719.2	1,528.1

Total assets	$6,639.6	$5,827.3

Liabilities & Equity
Current liabilities	$1,366.5	$820.7
Long-term debt	1,024.5	1,016.1
Deferred income taxes and other liabilities	775.2	707.9
Total equity	3,473.4	3,282.6

Total liabilities and equity	$6,639.6	$5,827.3

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010:
Table 3
WATSON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$97.2	$140.4

Reconciliation to net cash provided by operating activities:
Depreciation	48.7	51.3
Amortization	131.2	82.1
Deferred income tax (benefit) provision	(43.9)	(26.9)
Provision for inventory reserve	26.6	21.1
Share based compensation	16.2	11.0
(Earnings) losses on equity method investments	5.1	(3.3)
(Gain) loss on securities	(0.8)	(24.8)
Accretion of discount on preferred stock and contingent consideration obligation	23.4	13.3
Loss on asset sales and impairments	21.8	0.2
Excess tax benefit from stock-based compensation	(9.9)	—
Other, net	0.3	2.0
Changes in assets and liabilities:
Accounts receivable, net	(231.9)	3.1
Inventories	9.0	(45.5)
Prepaid expenses and other current assets	2.7	(6.8)
Accounts payable and accrued expenses	213.5	(4.5)
Deferred revenue	(4.3)	(2.6)
Income and other taxes payable	(8.2)	(23.6)
Other assets and liabilities	(4.9)	(0.4)

Total adjustments	194.6	45.7

Net cash provided by operating activities	291.8	186.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(41.5)	(16.5)
Acquisition of product rights	(10.2)	(7.1)
Acquisition of business, net of cash acquired	(561.1)	(16.8)
Proceeds from sale of fixed assets	0.8	2.3
Proceeds from sale of cost/equity investments	0.8	94.6
Proceeds from sale of marketable securities	2.9	7.3
Additions to marketable securities	(1.5)	(4.3)
Additions to long-term investments	—	(17.1)
Other investing activities, net	0.6	1.0

Net cash (used in) provided by investing activities	(609.2)	43.4

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt and other long-term liabilities	—	(4.3)
Principal payments on revolving loan and acquired debt	(28.8)	(220.0)
Proceeds from borrowings on credit facility	250.0	—
Repurchase of common stock	(11.1)	(4.6)
Acquisition of noncontrolling interest	(5.5)	—
Proceeds from stock plans	42.6	25.5
Excess tax benefit from stock-based compensation	9.9	—

Net cash provided by (used in) financing activities	257.1	(203.4)

Effect of currency exchange rate changes on cash and cash equivalents	2.6	(2.7)

Net increase in cash and cash equivalents	(57.7)	23.4
Cash and cash equivalents at beginning of period	282.8	201.4

Cash and cash equivalents at end of period	$225.1	$224.8

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three and six months ended June 30, 2011 and 2010:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP to non-GAAP net income calculation

Reported GAAP net income attributable to common shareholders	$52.7	$70.6	$98.0	$140.4
Adjusted for:
Amortization	74.9	43.1	132.0	82.1
Global supply chain initiative(1)	3.5	15.5	12.1	20.7
Acquisition and licensing charges	8.7	2.0	13.3	21.4
Interest accretion on contingent liabilities	9.8	6.8	18.8	13.4
Non-cash impairment charges	7.4	0.1	21.8	1.1
Other (gains) losses	(1.5)	(1.4)	(7.2)	(24.8)
Legal settlements	—	—	—	3.0
Income taxes on items above	(27.6)	(33.9)	(49.0)	(54.2)

Non-GAAP net income attributable to common shareholders	$127.9	$102.8	$239.8	$203.1

Diluted earnings per share

Diluted earnings per share — GAAP	$0.42	$0.57	$0.78	$1.14

Diluted earnings per share — Non-GAAP	$1.01	$0.83	$1.90	$1.64

Basic weighted average common shares outstanding	124.5	122.3	124.1	122.0
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.9	1.7	2.0	1.7

Diluted weighted average common shares outstanding	126.4	124.0	126.1	123.7

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income to adjusted EBITDA for the three and six months ended June 30, 2011 and 2010:
Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP net income attributable to common shareholders	$52.7	$70.6	$98.0	$140.4
Plus:
Interest expense	22.9	20.0	44.7	40.3
Interest income	(0.5)	(0.3)	(1.3)	(0.7)
Provision for income taxes	43.2	27.9	84.5	64.6
Depreciation (includes accelerated depreciation)	25.7	26.6	48.7	51.3
Amortization	74.9	43.1	132.0	82.1

EBITDA	218.9	187.9	406.6	378.0

Adjusted for:
Global supply chain initiative	2.0	12.7	8.5	16.5
Acquisition and licensing charges	8.7	2.1	13.3	21.5
Non-cash impairment charges	7.4	0.1	21.8	1.1
Other (gains) losses	(1.5)	(1.4)	(7.2)	(24.8)
Legal settlements	—	—	—	3.0
Share-based compensation	7.8	6.0	16.2	11.0

Adjusted EBITDA	$243.3	$207.4	$459.2	$406.3

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to non-GAAP net income and non-GAAP earnings per diluted share:
Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High
GAAP to non-GAAP net income calculation

GAAP net income	$226	$258
Adjusted for:
Amortization	317	317
Global supply chain initiative	16	16
Acquisition and licensing charges	34	34
Interest accretion on contingent liabilities	39	39
Non-cash impairment charges	25	25
Other (gains) losses	(7)	(7)
Income taxes on items above	(112)	(112)

Non-GAAP net income	538	570

Diluted earnings per share

Diluted earnings per share — GAAP	$1.78	$2.04

Diluted earnings per share — Non-GAAP	$4.25	$4.50

Diluted weighted average common shares outstanding	126.7	126.7

     The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

     The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to adjusted EBITDA:
Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High
GAAP net income	$226	$258
Plus:
Interest expense	89	89
Interest income	(1)	(1)
Provision for income taxes	199	217
Depreciation (includes accelerated depreciation)	101	101
Amortization	317	317

EBITDA	931	981

Adjusted for:
Global supply chain initiative	11	11
Acquisition and licensing charges	34	34
Non-cash impairment charges	25	25
Other (gains) losses	(7)	(7)
Share-based compensation	31	31

Adjusted EBITDA	$1,025	$1,075

     The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.